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Exhibit 10.5

AMENDMENT TO
LONG TERM INCENTIVE CASH BONUS PLAN AWARD AGREEMENT

This Amendment to Long Term Incentive Cash Bonus Plan Award Agreement (this “Amendment”), dated March 24, 2011, by and between WellCare Health Plans, Inc., a Delaware corporation (the “Company”), and [•], an individual (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Company and Grantee entered into that certain Long Term Incentive Cash Bonus Plan Award Agreement dated [•] (the “Agreement”); and

WHEREAS, the parties now desire to modify and amend the Agreement.

NOW, THEREFORE, in consideration of the covenants and promises contained herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

1.           The foregoing recitations are true and correct and are hereby incorporated by reference.

2.           The last sentence of Section 1 of the Agreement is hereby amended to insert the phrase “at any time prior to a Change in Control of WellCare,” after the first comma and before the phrase “the Committee in its sole discretion”.

3.           Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:

“2.           Payment of Awards.

(a)           Except as provided in Sections 1, 2(b) and 3 hereof, a Grantee shall be paid an amount in cash with respect to an Award as soon as practicable following the end of the Performance Period, but in no event later than March 15 of the year following the year in which the end of the Performance Period occurs (the “Payment Date”); provided, than any applicable performance goals have been achieved and the Grantee satisfies the other requirements set forth in this Award Agreement, in each case as determined in the Committee’s sole discretion.  The Performance Period begins on January 1, 2010 and ends on December 31, 2012.

(b)           Subject to Section 3 and subject to any determinations made by the Committee pursuant to the last sentence of Section 1, in the event of a Change in Control of WellCare, the Target Award shall become payable on the Payment Date.”

4.           Section 3 of the Agreement shall be deleted in its entirety and replaced with the following:

                “3.           Termination of Employment.

(a)           Except as set forth in Section 3(b), upon the termination or cessation of Grantee’s employment with WellCare and its Subsidiaries (the “Date of Termination”) for any reason whatsoever, if payment has not been made in respect of an Award, the Award shall automatically and without notice terminate, be forfeited and become null and void.

(b)           Notwithstanding the foregoing, and subject to any determinations made by the Committee pursuant to Section 2(b), if the Grantee ceases to be an employee of WellCare and its Subsidiaries, and the Grantee’s employment was terminated (i) by WellCare or a Subsidiary without Cause, or (ii) by the Grantee for Good Reason, in either case, within twelve months after there is a Change in Control of WellCare, then the Target Award shall be paid as soon as practicable following the Date of Termination, but in no event later than March 15 of the year following the year in which the Date of Termination occurs.

(c)           Definitions.  For purposes of this Award Agreement, the terms “Cause” and “Good Reason” shall have the meetings set forth below.

(i)           “Cause” shall have the equivalent meaning as the term “cause” or “for cause” in any employment agreement between the Grantee and WellCare or any Subsidiary, or in the absence of such an agreement that contains such a defined term, shall mean the occurrence of one or more of the following events: (A) conviction of any felony or any crime or offense lesser than a felony involving the property of WellCare or a Subsidiary; or (B) deliberate or reckless conduct that has caused demonstrable and serious injury to WellCare or a Subsidiary, monetary or otherwise, or any other serious misconduct of such a nature that the Grantee’s continued relationship with WellCare or a Subsidiary may reasonably be expected to adversely affect the business or properties of WellCare or any Subsidiary; or (C) willful refusal to perform or reckless disregard of duties properly assigned, as determined by WellCare; or (D) breach of duty of loyalty to WellCare or a Subsidiary or other act of fraud or dishonesty with respect to WellCare or a Subsidiary.  For purposes of this Section 3(c)(i), any good faith determination of “Cause” made by the Committee shall be binding and conclusive on all interested parties.

(ii)           “Good Reason” shall have the equivalent meaning as the term “good reason” or “for good reason” in any employment agreement between the Grantee and WellCare or any Subsidiary, or in the

absence of such an agreement that contains such a defined term, shall mean (A) the assignment to the Grantee of any duties materially inconsistent with the Grantee’s duties or responsibilities as assigned by WellCare (or a Subsidiary), or any other action by WellCare (or a Subsidiary) which results in a material diminution in such duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by WellCare (or a Subsidiary) promptly after receipt of notice thereof given by the Grantee; (B) any material failure by WellCare (or a Subsidiary) to make any payment of compensation or pay any benefits to the Grantee that have been agreed upon between WellCare (or a Subsidiary) and the Grantee in writing, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by WellCare (or a Subsidiary) promptly after receipt of notice thereof given by the Grantee; or (C) WellCare’s (or Subsidiary’s) requiring the Grantee to be based at any office or location outside of fifty miles from the location of employment as of the date of award, except for travel reasonably required in the performance of the Grantee’s responsibilities.”

5.           The heading in Section 4 shall be changed from “Change in Control” to “Rights with Respect to Awards”.

6.           Except as specifically amended herein, the remaining terms of the Agreement shall remain unmodified, binding upon the parties and in full force and effect and are hereby ratified and reaffirmed.

7.           Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement on the date and year first above written.

WELLCARE HEALTH PLANS, INC.

By:  _________________________________
Alec Cunningham,
Chief Executive Officer

[•]

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